UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 24, 2007

PUPPY ZONE ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52323
(Commission File Number)

N/A
(IRS Employer Identification No.)

200-8275 S. Eastern Ave, Las Vegas, NV   89123-259
(Address of principal executive offices and Zip Code)

702-938-0486
Registrant’s telephone number, including area code

________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

In this report, unless otherwise specified, all dollar amounts are expressed in United States dollars and all references to “common shares” refer to the common shares in our capital stock.

As used in this current report and unless otherwise indicated, the terms “we”, “us” and “our company” refer to Puppy Zone Enterprises, Inc.

Item 1.01           Entry into a Material Definitive Agreement.

On December 24, 2007 we entered into a Share Exchange Agreement with Qmotions, Inc., a privately held, California C-Corporation and the shareholders of Qmotions. In the Share Exchange Agreement, which is dated effective as of December 24, 2007, we agreed to issue 25,230,000 shares of our common stock in exchange for all of the issued and outstanding shares in the capital of Qmotions. The issued and outstanding shares in the capital of Qmotions totals 202.972. We also agreed to issue 3,770,000 common share purchase options to certain common share purchase option holders of Qmotions. We further agreed that will have no more than 50,000,000 common shares issued and outstanding immediately prior to the closing of the share exchange contemplated by the Share Exchange Agreement.

We entered into this agreement in order to acquire a new business opportunity. Upon closing of the share exchange contemplated by the share exchange agreement with Qmotions, if completed, we intend to be engaged in the development, manufacture, distribution and sale of specific applications for pre-existing video games and to abandon our business plan of franchising doggy daycare services.

A copy of the Share Exchange Agreement relating to the above transaction is attached hereto as exhibit 10.1 to this current report on Form 8-K. The foregoing summary of the Share Exchange Agreement is qualified in its entirety by reference to such exhibit, which is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Exhibit
10.1	Share Exchange Agreement with QMotions, Inc. dated December 24, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUPPY ZONE ENTERPRISES, INC.

By: /s/ Steve Bajic

Steve Bajic
Director
Date: December 27, 2007